Exhibit 99.1

News Release

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Strong Third-Quarter Results and Improves 2010 Outlook

•	Third-quarter earnings per share of $1.12 reported on operating margin of 8.2 percent and revenue of $17.0 billion

•	Operating cash flow of $1.9 billion reflects strong operating performance

•	Cash and marketable securities of $10.0 billion provides strong liquidity

•	Backlog grew to $321 billion including $25 billion of new orders in the quarter

•	2010 earnings per share guidance increased to between $3.80 and $4.00 per share on stronger Commercial Airplanes outlook

Table 1. Summary Financial Results

	Third Quarter		Change	Nine Months		Change
(Dollars in Millions, except per share data)	2010	2009		2010	2009
Revenues	$16,967	$16,688	2%	$47,756	$50,344	(5%)
Earnings/(Loss) From Operations	$1,387	($2,151)	NA	$3,868	$403	NA
Operating Margin	8.2%	(12.9%)	NA	8.1%	0.8%	NA
Net Income/(Loss)	$837	($1,564)	NA	$2,143	$44	NA
Earnings/(Loss) per Share	$1.12	($2.23)	NA	$2.89	$0.06	NA
Operating Cash Flow	$1,855	$1,197	55%	$1,836	$2,391	(23%)

CHICAGO, October 20, 2010 – The Boeing Company [NYSE: BA] reported third-quarter net income of $0.8 billion, or $1.12 per share, on revenue of $17.0 billion. The results reflect higher Commercial Airplanes volume and strong performance across the company’s core businesses (Table 1). Results in 2009 were impacted by a 787 R&D reclassification ($2.60 per share) and a 747 charge ($0.99 per share).

The company increased its 2010 earnings per share guidance to between $3.80 and $4.00 per share and operating cash flow guidance to greater than $1.5 billion reflecting the continued strong performance in its Commercial Airplanes business. Revenue guidance was narrowed to between $64.5 billion and $65.5 billion.

“Our results and revised outlook reflect the continued strong performance of our commercial production and services programs and the ability of our defense businesses to produce solid results in a challenging environment,” said Jim McNerney, Boeing chairman, president and chief executive officer. “Orders were particularly encouraging, with a multi-year production contract for 124 F/A-18 aircraft and more than 200 net commercial airplane orders booked in the quarter, increasing our backlog and demonstrating improved overall market confidence.”

Boeing’s quarterly operating cash flow was $1.9 billion, reflecting strong operating performance and timing of certain receipts and expenditures. For the first nine months of 2010, operating cash flow was $1.8 billion. Free cash flow* was $1.6 billion in the quarter and $1.1 billion year-to-date (Table 2).

Table 2. Cash Flow

	Third Quarter		Nine Months
(Millions)	2010	2009	2010	2009
Operating Cash Flow	$1,855	$1,197	$1,836	$2,391
Less Additions to Property, Plant & Equipment	($282)	($229)	($725)	($965)

Free Cash Flow*	$1,573	$968	$1,111	$1,426

*	Non-GAAP measure. A complete definition and reconciliation of Boeing's use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.”

Cash and investments in marketable securities totaled $10.0 billion at quarter-end (Table 3), unchanged from the prior quarter. Debt decreased by $0.5 billion in the quarter due to Boeing Capital Corporation maturities. Also during the quarter, the company paid $0.8 billion for the previously announced Argon ST and Narus acquisitions.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	3Q10	2Q10
Cash	$2.9	$4.5
Marketable Securities[1]	$7.1	$5.5

Total	$10.0	$10.0

Debt Balances:
The Boeing Company	$8.9	$8.9
Boeing Capital Corporation	$3.5	$4.0

Total Consolidated Debt	$12.4	$12.9

[1]	Marketable securities consists primarily of time deposits due within one year classified as “short-term investments.”

Total company backlog at quarter-end was $321 billion, up 3 percent in the quarter, as backlog for both Commercial Airplanes and Defense, Space & Security increased during the period.

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes third-quarter revenue was $8.7 billion, on higher airplane deliveries and services volume. Operating margin was 11.6 percent, reflecting the higher deliveries and continued strong operating performance (Table 4). The prior year quarterly results were impacted by a $2.6 billion 787 R&D reclassification and a $1.0 billion 747 charge.

Commercial Airplanes booked 257 gross orders during the quarter while 36 orders were removed from its order book. This contrasts with the year-ago period when net orders were 79 airplanes. Contractual backlog remains strong with 3,401 airplanes valued at $255 billion, more than seven times the unit’s projected 2010 revenue.

Table 4. Commercial Airplanes Operating Results

	Third Quarter		Change	Nine Months		Change
(Dollars in Millions)	2010	2009		2010	2009
Commercial Airplanes Deliveries	124	113	10%	346	359	(4%)

Revenues	$8,749	$7,883	11%	$23,650	$24,868	(5%)
Earnings/(Loss) from Operations	$1,017	($2,837)	NA	$2,379	($1,603)	NA

Operating Margins	11.6%	(36.0%)	NA	10.1%	(6.4%)	NA

The 787 program achieved a series of flight test milestones during the quarter, and the sixth – and final – dedicated test aircraft joined the flight test fleet on October 4. Total firm orders for the 787 at quarter-end were 847 airplanes from 55 customers. First delivery is expected in mid-first quarter 2011.

Flight testing of the 747-8 Freighter also continued during the quarter as engineers worked to resolve previously identified technical discoveries. Delivery of the first 747-8 is planned for mid-2011, and a fifth flight test aircraft is being added to support the test schedule.

Boeing Defense, Space & Security

Boeing Defense, Space & Security’s third-quarter revenue declined 6 percent to $8.2 billion and operating margin was 8.4 percent on lower volume and margins in Network & Space Systems (N&SS) and Boeing Military Aircraft (BMA) (Table 5).

Table 5. Defense, Space & Security Operating Results

	Third Quarter		Change		Nine Months		Change
(Dollars in Millions)	2010	2009			2010	2009
Revenues
Boeing Military Aircraft	$3,790	$4,000	(5%)		$10,611	$10,499	1%
Network & Space Systems	$2,344	$2,711	(14%)		$7,021	$8,492	(17%)
Global Services & Support	$2,048	$2,033	1%		$6,146	$6,123	0%

Total BDS Revenues	$8,182	$8,744	(6%)		$23,778	$25,114	(5%)

Earnings from Operations
Boeing Military Aircraft	$312	$480	(35%)		$935	$1,165	(20%)
Network & Space Systems	$152	$252	(40%)		$493	$698	(29%)
Global Services & Support	$220	$153	44%		$631	$607	4%

Total BDS Earnings from Operations	$684	$885	(23%)		$2,059	$2,470	(17%)

Operating Margins	8.4%	10.1%	(1.7	)Pts	8.7%	9.8%	(1.1	)Pts

BMA third-quarter revenue decreased by 5 percent to $3.8 billion driven by fewer deliveries and a less favorable mix on the C-17 program. Operating margin was 8.2 percent, impacted by lower pricing and mix on the C-17. During the quarter, the U.S. Navy awarded a new multi-year contract for 124 F/A-18 and EA-18G aircraft, and the P-8A and Apache Block III were both approved for Low Rate Initial Production.

N&SS third-quarter revenue was $2.3 billion, reduced by expected lower volume on Brigade Combat Team Modernization (BCTM) and Ground-based Midcourse Defense (GMD). Operating margin was 6.5 percent on lower BCTM and GMD earnings. During the quarter, NASA awarded an extension to the International Space Station contract, Inmarsat ordered three 702HP satellites and BCTM completed its Increment 1 technical tests, a key milestone in its 2010 testing cycle.

Global Services & Support (GS&S) revenue was $2.0 billion in the quarter, essentially unchanged from the same period last year. Operating margin increased to 10.7 percent, driven by strong performance in integrated logistics and maintenance, modifications and upgrades. During the quarter, the U.S. Air Force awarded a contract to modernize its B-52 fleet.

Backlog at Defense, Space & Security is $65.6 billion, approximately two times the unit’s projected 2010 revenue. The backlog increased by $5.0 billion during the quarter driven by the F/A-18 multi-year contract award.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported third-quarter pre-tax earnings of $45 million compared to $39 million in the same period last year (Table 6). During the quarter, BCC’s portfolio balance declined to $5.0 billion, down from $5.7 billion at year end, on normal run-off, asset pre-payments and depreciation. BCC’s debt-to-equity ratio decreased to 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	Third Quarter		Change	Nine Months		Change
(Dollars in Millions)	2010	2009		2010	2009

Revenues	$170	$166	2%	$494	$496	(0%)

Earnings from Operations	$45	$39	15%	$146	$112	30%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology, as well as certain results related to the financial consolidation of all business units. Other segment expense was $132 million in the third quarter, up from $36 million in the same period last year driven by an $81 million impairment of the Mexicana 717 financing portfolio.

Total pension expense for the third quarter was $280 million, as compared to $230 million in the same period last year. A total of $301 million was recognized in the operating segments in the quarter (up from $254 million in the same period last year), partially offset by a $21 million contribution to earnings in unallocated items.

Unallocated expense was $227 million up from the $202 million reported in the same period last year.

Interest expense for the quarter was $130 million, up from $92 million in the same period last year due to debt issued in 2009.

Outlook

Financial guidance for 2010 (Table 7) has been updated to reflect the improved Commercial Airplanes outlook resulting from its continued strong core operating performance. The guidance also reflects the recently announced rescheduling of the initial 787 and 747-8 deliveries.

Boeing’s 2010 revenue guidance is now between $64.5 billion and $65.5 billion, narrowed from between $64 billion and $66 billion. Earnings guidance for 2010 is increased to between $3.80 and $4.00 per share, from between $3.50 and $3.80 per share. Operating cash flow guidance is now expected to be greater than $1.5 billion, up from approximately zero. The increase to earnings per share and operating cash flow guidance are both driven by the improved outlook at Commercial Airplanes.

The company continues to expect that 2011 revenue will be higher than 2010, although 2011 revenue estimates will be impacted by the revised 787 and 747-8 delivery schedules. After taking into account the impact of these revised schedules and anticipated pension contributions of approximately $0.5 billion, operating cash flow in 2011 is now expected to be greater than $4 billion, down from greater than $5 billion. The total two year (2010 – 2011) expected cash flow outlook is up slightly from prior guidance.

Commercial Airplanes’ 2010 delivery guidance is now at approximately 460 airplanes, while revenue is expected to be approximately $31.5 billion. Operating margin guidance has been increased to approximately 9.5 percent, up from between 7.5 percent and 8.5 percent on continued strong core operating performance.

Defense, Space & Security’s revenue guidance for 2010 is reaffirmed at between $32 billion and $33 billion with operating margins reduced to approximately 9 percent, from approximately 9.5 percent, reflecting performance to date and the current contracting environment.

Boeing Capital Corporation has reaffirmed its expectation that its aircraft finance portfolio will continue to reduce as its expected new aircraft financing for 2010 remains at less than $0.5 billion, below normal portfolio runoff through customer payments and depreciation. BCC expects its debt-to-equity ratio to remain at 5.0-to-1 at the end of 2010.

Boeing’s 2010 R&D forecast is unchanged at between $3.9 billion and $4.1 billion. The company now expects 2011 R&D to decrease by approximately $0.5 billion. Capital expenditures for 2010 have been reduced to approximately $1.6 billion, down from $1.7 billion. Capital expenditures are expected to increase in 2011 as the company invests in commercial production rate increases and completes the 787 final assembly line in North Charleston, S.C. The company’s 2010 non-cash pension expense is expected to be approximately $1.2 billion. Non-cash pension expense in 2011 is estimated to increase by approximately $0.7 billion driven by the low discount rates currently being experienced in the marketplace. Actual 2011 pension expense will be determined at year end based on market conditions at that time.

Table 7. Financial Outlook

(Dollars in Billions, except per-share data)	2010
The Boeing Company
Revenue	$64.5 - $65.5
Earnings Per Share (GAAP)	$3.80 - $4.00
Operating Cash Flow [1]	> $1.5

Boeing Commercial Airplanes
Deliveries	~ 460
Revenue	~ $31.5
Operating Margin	~ 9.5%

Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	~ $14.5
Network & Space Systems	~ $9.5
Global Services & Support	~ $8.5

Total BDS Revenue	$32 - $33

Operating Margin
Boeing Military Aircraft	~ 9%
Network & Space Systems	~ 7.5%
Global Services & Support	~ 10.5%

Total BDS Operating Margin	~ 9%

Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~ $0.6
Return on Assets	~ 1.5%

Research & Development	$3.9 - $4.1
Capital Expenditures	~ $1.6

[1]	After cash pension contributions of less than $0.1 billion and assuming new aircraft financings under $0.5 billion.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our guidance relating to 2010 and 2011 financial and operating performance, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) risks attributable to our reliance on our commercial customers, our suppliers and the worldwide market; (3) risks related to our development programs, including the 787 and 747-8 commercial aircraft programs; (4) risks related to our dependence on U.S. government contracts; (5) our reliance on fixed-price contracts, which could subject us to losses in the event of cost overruns; (6) risks related to cost-type contracts; (7) uncertainties concerning contracts that include in-orbit incentive payments; (8) changes in accounting estimates; (9) significant changes in discount rates and actual investment return on pension assets; (10) work stoppages or other labor disruptions; (11) changes in the competitive landscape in the markets in which we operate; (12) risks related to our doing business in other countries, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) changes in the financial condition or regulatory landscape of the commercial airline industry as they relate to Boeing Capital Corporation; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) risks related to realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) adequacy of our insurance coverage to cover significant risk exposures; and (18) potential business disruptions related to physical security threats, information technology attacks or natural disasters.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update any forward-looking statement, except as required by law.

# # #

Contact:

Investor Relations:    Scott Fitterer or Jennifer Mack (312) 544-2140

Communications:      Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions, except per share data)	2010	2009	2010	2009
Sales of products	$39,017	$42,098	$14,077	$13,967
Sales of services	8,739	8,246	2,890	2,721

Total revenues	47,756	50,344	16,967	16,688

Cost of products	(31,169)	(35,432)	(11,232)	(12,273)
Cost of services	(7,137)	(6,468)	(2,472)	(2,165)
Boeing Capital Corporation interest expense	(124)	(132)	(42)	(42)

Total costs and expenses	(38,430)	(42,032)	(13,746)	(14,480)

	9,326	8,312	3,221	2,208
Income from operating investments, net	187	186	74	84
General and administrative expense	(2,667)	(2,584)	(936)	(868)
Research and development expense, net	(2,987)	(5,504)	(986)	(3,574)
Gain/(loss) on dispositions, net	9	(7)	14	(1)

Earnings/(loss) from operations	3,868	403	1,387	(2,151)

Other income/(expense), net	20	7	(13)	(4)

Interest and debt expense	(384)	(229)	(130)	(92)

Earnings/(loss) before income taxes	3,504	181	1,244	(2,247)

Income tax (expense)/benefit	(1,359)	(129)	(407)	687

Net earnings/(loss) from continuing operations	2,145	52	837	(1,560)
Net loss on disposal of discontinued operations, net of taxes of $1, $5, $0 and $2	(2)	(8)		(4)

Net earnings/(loss)	$2,143	$44	$837	$(1,564)

Basic earnings/(loss) per share from continuing operations	$2.91	$0.08	$1.13	$(2.22)
Net loss on disposal of discontinued operations, net of taxes		(0.01)		(0.01)

Basic earnings/(loss) per share	$2.91	$0.07	$1.13	$(2.23)

Diluted earnings/(loss) per share from continuing operations	$2.89	$0.07	$1.12	$(2.22)
Net loss on disposal of discontinued operations, net of taxes		(0.01)		(0.01)

Diluted earnings/(loss) per share	$2.89	$0.06	$1.12	$(2.23)

Cash dividends paid per share	$1.26	$1.26	$0.42	$0.42

Weighted average diluted shares (millions)	743.0	708.1	744.6	701.3

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	September 30 2010	December 31 2009
Assets
Cash and cash equivalents	$2,864	$9,215
Short-term and other investments	7,102	2,008
Accounts receivable, net	6,445	5,785
Current portion of customer financing, net	285	368
Deferred income taxes	1,066	966
Inventories, net of advances and progress billings	21,692	16,933

Total current assets	39,454	35,275
Customer financing, net	4,688	5,466
Property, plant and equipment, net of accumulated depreciation of $13,265 and $12,795	8,671	8,784
Goodwill	4,871	4,319
Other acquired intangibles, net	3,027	2,877
Deferred income taxes	2,223	3,062
Investments	1,035	1,030
Pension plan assets, net	33	16
Other assets, net of accumulated amortization of $583 and $492	1,220	1,224

Total assets	$65,222	$62,053

Liabilities and equity
Accounts payable	$7,563	$7,096
Other accrued liabilities	12,760	12,822
Advances and billings in excess of related costs	11,844	12,076
Income taxes payable	1,118	182
Short-term debt and current portion of long-term debt	953	707

Total current liabilities	34,238	32,883
Accrued retiree health care	7,062	7,049
Accrued pension plan liability, net	6,522	6,315
Non-current income taxes payable	838	827
Other long-term liabilities	544	537
Long-term debt	11,466	12,217
Equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	3,826	3,724
Treasury stock, at cost – 278,871,303 and 256,406,709 shares	(17,302)	(15,911)
Retained earnings	24,244	22,746
Accumulated other comprehensive loss	(11,375)	(11,877)
ShareValue Trust – 0 and 29,563,324 shares		(1,615)

Total Boeing shareholders’ equity	4,454	2,128
Noncontrolling interest	98	97

Total equity	4,552	2,225

Total liabilities and equity	$65,222	$62,053

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30
(Dollars in millions)	2010	2009
Cash flows - operating activities:
Net earnings	$2,143	$44
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	172	180
Depreciation	1,101	1,047
Amortization of other acquired intangibles	169	152
Amortization of debt discount/premium and issuance costs	15	7
Investment/asset impairment charges, net	127	66
Customer financing valuation provision	24	31
Loss on disposal of discontinued operations	3	13
(Gain)/loss on dispositions, net	(9)	7
Other charges and credits, net	103	170
Excess tax benefits from share-based payment arrangements	(17)	(5)
Changes in assets and liabilities –
Accounts receivable	(701)	(818)
Inventories, net of advances and progress billings	(4,686)	(582)
Accounts payable	235	1,169
Other accrued liabilities	397	1,091
Advances and billings in excess of related costs	(303)	(961)
Income taxes receivable, payable and deferred	1,133	133
Other long-term liabilities	276	(3)
Pension and other postretirement plans	973	819
Customer financing, net	559	(204)
Other	122	35

Net cash provided by operating activities	1,836	2,391

Cash flows - investing activities:
Property, plant and equipment additions	(725)	(965)
Property, plant and equipment reductions	47	25
Acquisitions, net of cash acquired	(867)	(639)
Contributions to investments	(12,745)	(728)
Proceeds from investments	7,657	606
Payments on Sea Launch guarantees		(448)
Reimbursement of Sea Launch guarantee payments	40
Receipt of economic development program funds	115
Purchase of distribution rights	(2)

Net cash used by investing activities	(6,480)	(2,149)

Cash flows - financing activities:
New borrowings	30	3,772
Debt repayments	(655)	(256)
Repayments of distribution rights financing	(137)
Stock options exercised, other	71	8
Excess tax benefits from share-based payment arrangements	17	5
Employee taxes on certain share-based payment arrangements	(26)	(19)
Common shares repurchased		(50)
Dividends paid	(945)	(915)

Net cash (used)/provided by financing activities	(1,645)	2,545

Effect of exchange rate changes on cash and cash equivalents	(62)	40

Net (decrease)/increase in cash and cash equivalents	(6,351)	2,827
Cash and cash equivalents at beginning of year	9,215	3,268

Cash and cash equivalents at end of period	$2,864	$6,095

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions)	2010	2009	2010	2009
Revenues:
Commercial Airplanes	$23,650	$24,868	$8,749	$7,883
Boeing Defense, Space & Security:
Boeing Military Aircraft	10,611	10,499	3,790	4,000
Network & Space Systems	7,021	8,492	2,344	2,711
Global Services & Support	6,146	6,123	2,048	2,033

Total Boeing Defense, Space & Security	23,778	25,114	8,182	8,744
Boeing Capital Corporation	494	496	170	166
Other segment	107	125	27	51
Unallocated items and eliminations	(273)	(259)	(161)	(156)

Total revenues	$47,756	$50,344	$16,967	$16,688

Earnings/(loss) from operations:
Commercial Airplanes	$2,379	$(1,603)	$1,017	$(2,837)
Boeing Defense, Space & Security:
Boeing Military Aircraft	935	1,165	312	480
Network & Space Systems	493	698	152	252
Global Services & Support	631	607	220	153

Total Boeing Defense, Space & Security	2,059	2,470	684	885
Boeing Capital Corporation	146	112	45	39
Other segment	(254)	(105)	(132)	(36)
Unallocated items and eliminations	(462)	(471)	(227)	(202)

Earnings/(loss) from operations	3,868	403	1,387	(2,151)
Other income/(expense), net	20	7	(13)	(4)
Interest and debt expense	(384)	(229)	(130)	(92)

Earnings/(loss) before income taxes	3,504	181	1,244	(2,247)
Income tax (expense)/benefit	(1,359)	(129)	(407)	687

Net earnings/(loss) from continuing operations	2,145	52	837	(1,560)
Net loss on disposal of discontinued operations, net of taxes of $1, $5, $0 and $2	(2)	(8)		(4)

Net earnings/(loss)	$2,143	$44	$837	$(1,564)

Research and development expense, net:
Commercial Airplanes	$2,102	$4,642	$711	$3,272
Boeing Defense, Space & Security:
Boeing Military Aircraft	459	466	139	156
Network & Space Systems	327	293	106	108
Global Services & Support	99	90	30	29

Total Boeing Defense, Space & Security	885	849	275	293
Other segment		13		9

Total research and development expense, net	$2,987	$5,504	$986	$3,574

Unallocated items and eliminations:
Share-based plans expense	$(112)	$(140)	$(22)	$(24)
Deferred compensation expense	(84)	(134)	(47)	(88)
Pension	64	69	21	24
Post-retirement	(36)	(61)	(12)	(17)
Capitalized interest	(41)	(42)	(13)	(15)
Other	(253)	(163)	(154)	(82)

Total	$(462)	$(471)	$(227)	$(202)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Nine months ended September 30		Three months ended September 30
Commercial Airplanes	2010	2009	2010	2009
737	281	280	100	90
747		6
767	9	10	3	4
777	56	63	21	19

Total	346	359	124	113

Boeing Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	39	36	15	13
F-15E Eagle	10	10	3	4
C-17 Globemaster	10	12	4	5
KC-767 Tanker		1
CH-47 Chinook	13	4	5	3
T-45TS Goshawk		6		2
AH-64 Apache	11	20	2	7
AEW&C	3

Network & Space Systems
Delta IV	1	1
Commercial and Civil Satellites	2	2
Military Satellites	1	3		2

	September 30		June 30		December 31
Contractual backlog (Dollars in billions)	2010		2010		2009
Commercial Airplanes	$255.2		$251.6		$250.5
Boeing Defense, Space & Security:
Boeing Military Aircraft	25.7		26.6		26.4
Network & Space Systems	8.3		7.5		7.7
Global Services & Support	12.3		11.9		11.9

Total Boeing Defense, Space & Security	46.3		46.0		46.0

Total contractual backlog	$301.5		$297.6		$296.5

Unobligated backlog	$19.4		$14.7		$19.1

Total backlog	$320.9		$312.3		$315.6

Workforce	159,600	*	159,900	*	157,100

*Note: Workforce data vary from those reported in 2009 and earlier. The new totals include all subsidiaries, some of which were excluded in prior years.